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                                                                    EXHIBIT 99.2

                         ROBERTS REALTY INVESTORS, INC.



CONTACT:                                                  FOR IMMEDIATE RELEASE
Charles R. Elliott                                              August 17, 1999
Chief Financial Officer

Telephone:        (770) 394-6000
FAX:                    (770) 396-0706


                         ROBERTS REALTY INVESTORS, INC.
                 ANNOUNCES SPECIAL DISTRIBUTION TO SHAREHOLDERS

ATLANTA, GA - The Board of Directors of Roberts Realty Investors, Inc. (AMEX:RPI) announces it is distributing to its shareholders the $3.7 million of net cash proceeds from the sale of its Bentley Place apartment community. The company expects to close the sale of Bentley Place on August 23, 1999. The special distribution of $0.50 per share will be paid August 30, 1999 to shareholders of record on August 23, 1999. Beginning in the fourth quarter of 1999, the company's annual dividend will be reduced from $0.60 to $0.54 per share, which is equal to the reduction in funds from operations as a result of selling Bentley Place.

Mr. Charles S. Roberts, the company's Chairman and CEO, stated "We are continuing to explore various options to maximize shareholder value, which includes selling some of our communities. The sale of Bentley Place is an important first step in that direction."

The company previously announced in its second quarter report to shareholders that it believes the net asset value of its properties is $11.46 per share, compared with recent trading prices of $7.50 to $8.00 per share on the AMEX. Mr. Roberts noted: "We will sell Bentley Place for $8,275,000 or $256,000 more than our internal estimate of Bentley Place's net asset value. This supports our belief that we have fairly valued our properties, and that our stock is trading at a 30% discount to our estimated net asset value of $11.46 per share."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents may be adversely affected by local economic and market conditions in Atlanta and Charlotte; overbuilding in our markets; construction costs of a new community may exceed original estimates; construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and financing may not be available or, if available, not on favorable terms.